Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact:	Chris A. Walker
May 12, 2011		469-241-2116

LifeCare Holdings, Inc. Announces First Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the first quarter ended March 31, 2011.

Net Revenues

Our net patient service revenue of $94.9 million for the three months ended March 31, 2011, is in line with the comparable period in 2010. Patient days in the 2011 period were 783, or 1.3%, greater than the same period in 2010, while admissions were 18, or 0.9%, more than the same period in 2010. The increase in patient days contributed to a favorable variance of $1.3 million in net patient service revenue in the 2011 period; however, this amount was mitigated by a $22 decrease in net patient service revenue per patient day which was the result of a marginal increase in the length of stay for Medicare patients during the 2011 period as compared to the 2010 period.

Expenses

Total expenses increased by $9.2 million to $98.5 million for the three months ended March 31, 2011 as compared to $89.3 million for the same period in 2010. This increase was primarily attributable to an increase of $4.3 million in net interest expense due to the higher margin rate associated with the new senior secured credit agreement, and a $2.8 million loss related to the write-off of deferred financing cost as a result of the refinancing of the senior secured credit facility during the period. There was also a $2.9 million increase in salaries, wages and benefits primarily related to the increase in patient days during the period, the fixed staffing costs associated with our new hospital campus in Pittsburgh, higher group health benefit expenses during the period and annual inflationary increases.

Credit Agreement EBITDA

For the quarter ended March 31, 2011, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $12.4 million. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of March 31, 2011, we were in compliance with all covenants contained in our senior secured credit facility.

Net Earnings

We reported a net loss of $3.6 million for the three months ended March 31, 2011 as compared to net income of $5.5 million during the three months ended March 31, 2010. The difference between the 2011 and 2010 periods was primarily attributable to the loss related to the write-off of deferred financing cost during the 2011 period, the increase in salaries, wages, and benefits, and the increase in net interest expense, as previously discussed.

Liquidity and Capital Resources

At March 31, 2011, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of senior subordinated notes due 2013, and a $258.1 million senior secured term loan facility that is scheduled to mature in 2016. At March 31, 2011, the interest rate applicable to the $258.1 million under our term loan facility was 13.56%.

As a result of the impending maturities and increasingly more restrictive covenant requirements under our previous senior secured credit facility, we completed a refinancing of our previous senior secured credit facility with a new senior secured credit facility that consisted of an initial $257.5 million senior secured term loan and a new $30.0 million senior secured revolving credit facility on February 1, 2011 (the “Credit Agreement”). The proceeds of this new Credit Agreement along with cash on hand were utilized to pay off our previous senior secured credit facility, revolving credit facility and the fees and expenses associated with the new Credit Agreement.

The Credit Agreement also imposes certain financial covenants on us including: minimum cumulative consolidated EBITDA requirements beginning with the first fiscal quarter of 2011 through the end of the third fiscal quarter of 2011; a maximum ratio of total senior secured indebtedness to consolidated EBITDA tested quarterly on a trailing 12 month basis, beginning on the last day of the fourth fiscal quarter of 2011; and a minimum ratio of consolidated EBITDA to consolidated cash interest expense tested quarterly on a trailing 12 month basis, beginning on the last day of the fourth fiscal quarter of 2011.

The term loan and revolving credit facility under the Credit Agreement have scheduled maturity dates of February 1, 2016, and February 1, 2015, respectively. However, if our outstanding senior subordinated notes are not refinanced, purchased or defeased in full by May 15, 2013, then the term loan and the then outstanding balance under the revolving credit facility will be due in full on May 15, 2013.

Borrowings under the term loan facility of the Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1% and (3) the LIBOR rate for a one month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage is 12.25% for term loans that are alternate base rate loans and 13.25% for term loans based on the LIBOR rate. For the term loans, we may, in our discretion, elect for the relevant interest period (a) to pay the entire amount of interest in cash or (b) to pay 5.50% of such interest “in-kind” by adding such interest to the outstanding principal of the term loans as of the applicable interest payment date. The applicable margin percentage for revolving loans is initially 6.75% for alternate base loans and 7.75% for LIBOR loans.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 30, 2011, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the minimum cumulative consolidated EBITDA requirements that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the three month period ended March 31, 2011, Credit Agreement EBITDA was $12.4 million.

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LifeCare, based in Plano, Texas, operates 20 long-term acute care hospitals located in nine states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011	% Change
Net patient service revenue	$94,960	$94,919	0.0%

Expenses:
Salaries, wages and benefits	41,501	44,400	7.0%
Supplies	9,239	9,291	0.6%
Rent	6,524	6,473	-0.8%
Other operating expense	20,900	20,756	-0.7%
Provision for doubtful accounts	1,589	1,345	-15.4%
Loss on early extinguishment of debt	—	2,772	NM
Depreciation and amortization	2,549	2,116	-17.0%
Interest expense, net	7,005	11,335	61.8%

	89,307	98,488	10.3%

Operating income (loss)	5,653	(3,569)	-163.1%
Equity in income of joint venture	54	193	257.4%

Income (loss) before income taxes	5,707	(3,376)	-159.2%
Provision for income taxes	175	225	28.6%

Net income (loss)	$5,532	$(3,601)	-165.1%

Reconciliation to Credit Agreement EBITDA (1):
Operating income (loss) - per above	$5,653	$(3,569)	-163.1%
Adjusted for:
Depreciation and amortization	2,549	2,116	-17.0%
Interest expense, net	7,005	11,335	61.8%
Loss on early extinguishment of debt	—	2,772	NM
Income attributable to unrestricted subsidiary	(2,873)	(1,269)	55.8%
Dividend from unrestricted subsidiary	2,185	550	-74.8%
Hospital closure/relocation/start-up losses	—	103	NM
Stock compensation expense	76	3	-96.1%
Other credit agreement add-back items	579	315	-45.6%

Credit Agreement EBITDA	$15,174	$12,356	-18.6%

(1)	The 2010 reconciliation to Credit Agreement EBITDA is being calculated under the terms of the current credit facility to be comparable to the 2011 period.

Schedule 2

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2010	March 31, 2011
Assets

Current assets:
Cash and cash equivalents	$54,570	$14,301
Accounts receivable, net	67,275	70,959
Other current assets	5,975	6,930

Total current assets	127,820	92,190
Property and equipment, net	76,832	75,532
Goodwill and other identifiable intangibles, net	263,782	263,782
Other assets	8,763	22,668

	$477,197	$454,172

Liabilities and Stockholder’s Deficit

Current liabilities:
Payables and accruals	$47,570	$44,894
Current installments of long-term debt	1,931	2,575
Current installments of obligations under capital leases	838	678
Current installments of lease financing obligation	480	490
Estimated third party payor settlements	4,318	5,193

Total current liabilities	55,137	53,830
Long-term debt, excluding current installments	393,981	374,775
Obligations under capital leases, excluding current installments	425	295
Lease financing obligation, excluding current installments	19,558	19,432
Accrued insurance	4,032	4,472
Other noncurrent liabilities	15,544	16,449

Total liabilities	488,677	469,253

Stockholder’s deficit	(11,480)	(15,081)

	$477,197	$454,172

Schedule 3

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011
Cash flows from operating activities:
Net income (loss)	$5,532	$(3,601)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,118	3,451
Provision for doubtful accounts	1,589	1,345
Paid in kind interest	—	551
Equity compensation amortization	73	—
Loss on early extinguishment of debt	—	2,772
Equity in income of joint venture	(54)	(193)
Changes in operating assets and liabilities:
Patient accounts receivable	(3,368)	(5,029)
Current income taxes	184	422
Other current assets	(329)	(955)
Other assets	173	(164)
Estimated third party payor settlements	(1,722)	875
Accounts payable and accrued liabilites	(198)	(3,098)
Other liabilities	725	1,345

Net cash provided by (used in) operating activities	5,723	(2,279)

Cash from investing activities:
Purchases of property and equipment	(422)	(816)

Net cash used in investing activities	(422)	(816)

Cash flows from financing activities:
Deferred financing cost	—	(17,655)
Payments under the line of credit	—	(35,000)
Proceeds from long-term debt	—	257,500
Payments of long-term debt	(638)	(241,613)
Payments on obligations under capital leases	(280)	(290)
Payments on lease financing obligation	(107)	(116)

Net cash used in financing activities	(1,025)	(37,174)

Net increase (decrease) in cash and cash equivalents	4,276	(40,269)
Cash and cash equivalents, beginning of period	46,681	54,570

Cash and cash equivalents, end of period	$50,957	$14,301

Supplemental disclosure of cash flow information:
Cash:
Interest paid	$9,333	$10,683
Net income taxes paid (received)	9	(197)
Noncash:
Fixed asset adjustment on building value	369	—

Schedule 4

Selected Operating Statistics

	Three months ended March 31, 2010	Three months ended March 31, 2011
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	11	12
Number of total hospitals (end of period)	19	20
Licensed beds (end of period) (1)	1,059	1,057
Average licensed beds (1)	1,059	1,057
Admissions	2,090	2,108
Patient days	59,252	60,035
Occupancy rate	62.2%	63.1%
Percent net patient service revenue from Medicare	61.5%	59.8%
Percent net patient service revenue from commercial payors and Medicaid (2)	38.5%	40.2%
Net patient service revenue per patient day	$1,603	$1,581

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than two percent for each of the periods presented.